MASTER SWAP AGREEMENT

This MASTER SWAP AGREEMENT (this “Master Agreement”) is entered into and dated as of this 1st day of January, 2008 (the “Effective Date”) and is by and between APOLLO RESOURCES INTERNATIONAL, INC., a Delaware corporation (“Apollo”) and Arizona LNG, LLC, a Nevada limited liability company (“Counterparty”) have entered and/or anticipate entering into one or more swap transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule dated of even date herewith (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Interpretation

(a)	Definitions. The terms defined in Section 16 and in the Schedule will have the meanings specified therein for the purpose of this Master Agreement.

(b)
Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. The Schedule is incorporated into this Master Agreement by reference as if fully stated herein. In the event of any inconsistency between the provisions of any Confirmation and this Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)
Single Agreement. All Transactions are entered into in reliance on the fact that this Agreement (including the Schedule) and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”). Unless and until this Agreement is terminated according to the terms hereof, all Transactions entered into among the parties are subject to the terms hereof, except by the parties express written agreement with respect to each Transaction that shall not be governed by this Agreement.

2.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into) that:

(a)                 Basic Representation

(i)	Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)
Powers. It (1) has the power to execute and deliver this Agreement and any other documentation relating to this Agreement to which it is a party, (2) to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver, (3) to perform its obligations under this Agreement, and (4) has taken all necessary action to authorize such execution, delivery and performance;

(iii)
No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any applicable law, any provision of its constitutional documents, any order or judgment of any court or other applicable agency of government, or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)
Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been fulfilled;

(v)
Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application – regardless of whether enforcement is sought in a proceeding in equity or at law);

(vi)	United States Person. It is a United States person (as such term is defined in Section 7701 of the Internal Revenue Code);

(vii)
No Withholding Tax.  During the term of this Agreement, it will not be doing business in any jurisdiction that imposes any withholding tax or similar levy on any payment made or received by it under this Agreement;

(viii)
Eligible Swap Participant.  (1) It constitutes an “eligible swap participant” as such term is defined in 17 C.F.R. Section 35.1(b)(2), and (2) this Agreement and any Transaction entered into hereunder constitutes a “swap agreement” within the meaning of 17 C.F.R. Section 35.1(b)(1);

(ix)
Line of Business.  (1) It is entering into this Agreement in conjunction with its line of business (including financial intermediation services) or the financing of its business, and (2) solely with respect to options, it is a producer, processor, commercial user of, or merchant handling, the commodity subject to a Transaction or the products or byproducts thereof, and it has entered or will enter into Transactions solely for purposes related to its business as such; and

No Reliance on Other Party.  (1) The other party to this Agreement (A) is not acting as a fiduciary or financial, investment or commodity trading advisor for it, and (B) has not given to it (directly or indirectly through any other person) any assurance, guaranty, or representation whatsoever as to the merits (either legal, regulatory, tax, financial, accounting or otherwise) of This Agreement or any Transaction or the expected performance or result of this Agreement or any Transaction, and (2) in connection with the negotiation and execution of this Agreement (A) it is acting as a principal (and not as an agent or in any other capacity, fiduciary or otherwise), (B) it is not relying upon any advice, counsel, or representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement, (C) it has made and will make its own decisions regarding the entering into of this Agreement and any Transactions hereunder based upon its own judgment and upon the advice from such professional advisors as it deemed, or will deem, necessary to consult, and (D) it has a full understanding of all the terms, conditions, and risks (economic and otherwise) of this Agreement, and it is capable of assuming and willing to assume (financially and otherwise) those risks.

(b)
Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance will occur as a result of its entering into or performing its obligations under this Agreement.

(c)
Absence of Litigation.  There is not pending, nor to its knowledge threatened against it or any of its Affiliates, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(d)
Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 2(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

3.	Term of this Agreement

The term of this Agreement shall extend for a period of one (1) year from the Effective Date and month-to-month thereafter until terminated on thirty (30) days advance written notice by either Party; provided, however, that the provisions hereof shall survive termination of this Agreement and continue to apply to any Transactions entered into between Apollo and Counterparty prior to the date of termination of this Agreement until such time as any and all such Transactions are completed or terminated. Notwithstanding the foregoing, the representations, warranties, and indemnities set forth in this Agreement will survive termination of this Agreement.

Transactions and Obligations

a.
Transactions. Formation.  Should the parties come to an understanding regarding a particular Transaction, the Transaction will be formed and effectuated by either (1) a written paper-based letter executed by the parties (including by either facsimile and/or original counterparts) substantially in the form of Exhibit A attached hereto and incorporated herein by reference or a different form agreed to by the parties (the “Confirmation Letter”), (2) by an exchange of e-mails (which together shall constitute the Confirming Electronic Message) between the parties with substantially the same content as set out on Exhibit A, and such e-mail must conform exactly as to each term marked on Exhibit “A” with an * (the Confirmation Letter and/or Confirming Electronic Message may also be interchangeably or collectively referred to as a “Confirmation”).  Each party may stipulate by prior notice (oral or written) to the other party that any particular contemplated Transaction may be effectuated and formed only by means of procedure (1) above.  The parties shall be legally bound by each Transaction from the time they agree to its terms in accordance with this Section 4(a) and acknowledge that each party will rely thereon in doing business related to the Transaction.  The Confirming Electronic Message is adopted by the parties as means by which a Transaction is reduced to tangible form, and the parties to a Transaction are identified and authenticate a Transaction.  Any Transaction formed and effectuated pursuant to the foregoing shall be considered a “writing” or “in writing” and to have been “signed” and any Confirming Electronic Message shall be deemed to constitute an “original” document evidencing the Transaction.  Each party consents to the recording of its employees’ telephone conversations without any further notice.

b.	Obligations.

(i)	Payment Obligations.

(1)	Each party shall make each payment as specified for such party in each Confirmation, subject to the other provisions of this Agreement.

(2)
Payments under this Agreement will be made on the due date for value by wire or other electronic transfer into the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in United States dollars.

(3)
Each obligation of each party under Section 4(b)(i)(1) is subject to (A) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (B) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been

(4)	effectively designated, and (C) each other applicable condition precedent specified in this Agreement.

(ii)
Change of Account.  Either party may change its account for receiving a payment by giving written notice to the other party at least five (5) Business Days prior to the scheduled date for the payment to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(iii)
Netting of Payments.  If on any payment date amounts would otherwise be payable in respect of the same Transaction by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged, and if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, such party’s payment obligation shall be replaced by an obligation to pay the other party the excess of the larger aggregate amount over the smaller aggregate amount.  The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction.  The election may be made in the Schedule or a Confirmation by specifying that this subparagraph will specifically apply to multiple Transactions identified as being subject to such election together with a starting date.  This election may be made separately for different groups of Transactions.

(iv)
Default Interest; Other Amounts.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law be required to pay interest (before as well as on and after judgment) on the overdue amount to the other party for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Interest Rate.  Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

5.	Further Assurances

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement:

(a)	Furnish Specified Information. It will deliver to the other party any forms, documents or certificates specified in the Schedule or any Confirmation by

(b)	the date specified in the Schedule or such Confirmation, or if none is specified, as soon as reasonably practicable.

(c)
Maintain Authorizations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and will use all reasonable efforts to obtain any that may become necessary in the future.

(d)
Comply with Laws. It will in all material respects with each applicable law and order to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

6.	Definition of Events of Default

The occurrence at any time with respect to a party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:

(a)
Failure to Pay. Failure by a party to make, when due, any payment under this Agreement required to be made by it, if such failure is not remedied within three (3) Business Days after written notice of such failure is given to such party;

(b)
Breach of Agreement. Failure by a party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement) to be complied with or performed by such party in accordance with this Agreement if such failure is not remedied on or before the thirtieth (30th) day after written notice of such failure is given to such party;

(c)
Misrepresentation. A representation made or repeated or deemed to have been made or repeated by a party is incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(d)
Default under Transaction. A party, or any applicable Specified Entity of such party (i) defaults under a Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Transaction, (ii) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment on the last payment date of, or any payment on early termination of, a Transaction, or (iii) disaffirms, disclaims, repudiates, or rejects, in whole or in part, a Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(e)	Bankruptcy. A party or any applicable Specified Entity of such party; (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(f)
(ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement, or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights,  or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed, or restrained in each case within thirty (30) days of the institution or presentation thereof; (v) passes a resolution for its winding-up, official management, or liquidation (other than pursuant to a consolidation, amalgamation, or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration, or other legal process levied, enforced, or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed, or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(g)
Merger Without Assumption. A party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to another entity, and at the time of such consolidation, amalgamation, merger, or transfer the resulting, surviving, or transferee entity fails to assume all of the obligations of such party under this Agreement by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement;

(h)
Credit Event upon Merger. A party or any applicable Specified Entity of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to another entity and such action does not constitute an event described in Section 6(h) but the creditworthiness of the resulting, surviving, or transferee entity is materially weaker than that of such party, or such Specified Entity of such party, as the case may be, immediately prior to such action.

7.	Definition of Termination Events

8.
The occurrence at any time with respect to a party or, if applicable, or any Specified Entity of such party of any event specified below constitutes a termination event (a “Termination Event”) with respect to such party:

(a)
Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by such party of Section 5(b)) for such party (which will be the “Affected Party”) to perform any absolute or contingent obligation to make a payment or to receive a payment in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; and

(b)
Tax Law Changes. Due to the adoption of, or any change in, any applicable tax law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable tax law after such date, such tax law change or interpretation has a material effect on the amount of tax owed on any Transaction.

9.	Remedies upon an Event of Default or Termination Event

(a)
Right to Terminate upon an Event of Default or Termination Event. If an Event of Default shall have occurred and shall be continuing or if a Termination Event shall have occurred, the non-defaulting party with respect to an Event of Default of the terminating party with respect to a Termination Event (interchangeably referred to as a “Non-Defaulting Party”) may, in its sole discretion, by no more than twenty (20) days written notice to the defaulting party or terminated party (interchangeably referred to as a “Defaulting Party”) designate a day no earlier than the day such notice is effective as an early termination date (“Early Termination Date”) with respect to some or all Transactions then in effect under this Agreement.

(b)
Effect of Designation of an Early Termination Date. On the Early Termination Date, all obligations under all Transactions so designated under Section 8(a) shall be terminated, except as provided below.

(c)
Calculation of Termination Payment. If an Early Termination Date has been designated, the Non-Defaulting Party shall in good faith calculate its Gains or Losses and Costs resulting from the termination of the parties’ obligations under all Transactions designated under Section 8(a). The Non-Defaulting Party shall aggregate such Gains, Losses and Costs with respect to all Transactions designated under Section 8(a) into a single net

(d)	amount and notify the Defaulting Party of the net amount owed or owing (the “Termination Payment”).

(e)
Payment of the Termination Payment. If the Termination Payment is negative (i.e. the Non-Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains), the Defaulting Party shall, within five (5) Business Days of receipt of the notice given in Section 8(c), pay the Termination Payment to the Non-Defaulting Party, which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. If the Termination Payment is positive (i.e. the Non-Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from an Event of Default or Termination Event, subject to the right of set-off in Section 9), the Non-Defaulting Party shall pay the Termination Payment, subject to the right of set-off in Section 9, to the Defaulting Party within five (5) Business Days of the Defaulting Party’s receipt of the notice given in Section 8(c), which amount shall bear interest at the Interest Rate if not paid within such five (5) Business Days.

(f)
Direct Damages Only. NO PARTY SHALL BE REQUIRED TO PAY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM A PARTY’S OWN SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE (WHETHER GROSS OR SIMPLE, ACTIVE OR PASSIVE)) TO THE OTHER PARTY, EXCEPT TO THE EXTENT THAT THE PAYMENTS REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT ARE DEEMED TO BE SUCH DAMAGES. IF AND TO THE EXTENT ANY PAYMENT MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES, AND IS NOT A PENALTY. THIS SECTION 8(e) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

(g)
Recovery of Expenses. A Defaulting Party will, on demand, indemnify and hold harmless the Non-Defaulting party from and against all reasonably out-of-pocket expenses, including, without limitation, reasonable attorneys’ and other legal fees and expenses, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Agreement or by reason of the early termination of any Transaction, including, but not limited to, costs of collection of the Termination Payment or any other payment owed to the Non-Defaulting Party under this Agreement.

Right of Set-off

In the event of an occurrence of an Early Termination Date, the Non-Defaulting Party shall be entitled, at its option and in its discretion, to set-off against any amounts owed to the Defaulting Party by the Non-Defaulting Party under this Agreement or otherwise any amounts payable by the Defaulting Party to the Non-Defaulting Party under this Agreement or otherwise. This Section shall be without prejudice and in addition to any right of setoff, combination of accounts, lien, or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract, or otherwise). Notwithstanding any provision to the contrary contained in this Agreement, the Non-Defaulting Party shall not be required to pay to the Defaulting Party any amount under this Agreement until the Non-Defaulting Party receives confirmation satisfactory to it in its reasonable discretion that all obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Agreement or otherwise which are due and payable as of the Early Termination Date have been fully and finally performed.

10.	Market Disruption

If a Market Disruption Event has occurred and is continuing on any Trading Day, the Floating Price for such Trading Day shall be determined pursuant to the Floating Price Source specified in a particular Transaction for the first Trading Day thereafter on which no Market Disruption Event exists; provided, however, if the Floating Price is not so determined within three (3) Business Days after the first Trading Day on which the Market Disruption Event occurred or existed, then the Floating Price shall be determined by reference to the Alternative Floating Price Source specified in a particular Transaction, if any, which is not subject to a Market Disruption Event. If no Alternative Floating Price Source is available or has been specified, and the Market Disruption Event continues for more than three (3) Business Days, then the parties shall negotiate in good faith to agree on a Floating Price (or a method for determining a Floating Price), and if the parties have not so agreed on or before the twelfth (12th) Business Day following the first Trading Day on which the Market Disruption Event occurred or existed, then the Floating Price shall be determined in good faith by Apollo, by taking the average of two or more dealer quotes.

11.	Transfer

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security, assignment, or otherwise) by either party without the prior written consent of the other party, except that:

(a)
a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, another entity (by without prejudice to any other right or remedy under this Agreement); and

a party may make such a transfer of all or any part of its interest in any amount payable to it from a  Defaulting Party.

Any purported transfer that is not in compliance with this Section shall be void and of no force or effect.

12.	DECEPTIVE TRADE PRACTICES

APOLLO AND COUNTERPARTY CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ., AMENDED (THE “DTPA”). THE PARTIES COVENANT, TO THE EXTENT THE DTPA IS APPLICABLE, THAT (A) THE PARTIES ARE “BUSINESS CONSUMERS” THEREUNDER, (B) EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER (OTHER THAN SECTION 17.55555, TEXAS BUSINESS AND COMMERCE CODE) AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS, AND (C) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER FROM AND AGAINST ANY AND ALL ACTIONS BASED IN WHOLE OR IN PART ON THE DTPA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION ENTERED INTO HEREUNDER.

13.	Arbitration

Any dispute, except a request of injunctive relief pursuant to Section 14 hereof, relating to this Agreement, any confirmation, or any Transaction shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Associations (the “AAA”) and governed by the Federal Arbitration Act (the “FAA”). Each party shall select one arbitrator within thirty (30) days of a notice for arbitration and the two (2) arbitrators shall select a their neutral arbitrator with at least eight (8) years of professional experience in over-the-counter derivative transactions. Only damages allowed pursuant to this Agreement may be awarded and the arbitrators shall have no authority to aware treble, exemplary, or punitive damages of any kind under any circumstances regardless of whether such damages may be available under the governing law for this Agreement and/or the FAA or AAA. The arbitration shall be conducted in the English language in Dallas, Texas, and such arbitration, and any related award shall be confidential.

14.	Confidentiality

The contents of this Agreement and any Transaction entered into hereunder and all other documents relating to this Agreement, if any, and the results of any arbitration with respect to this Agreement are confidential and shall not be disclosed to any third party (nor shall any public announcement be made by either party), except for such information (a) as may become generally known to the public, (b) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (c) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing party in making such disclosure, or (d) as may be furnished to the disclosing party’s auditors, attorneys, advisors, or lenders which are required to keep the information that is disclosed in confidence. Should a party violate the terms of this confidentiality provision, then the parties hereby confess and agree that the harm of such disclosure would be irreparable for which monetary damages would be inadequate relief. Therefore in addition to such other remedies as may be available to a party hereunder or at law, a party whose confidential information has been or is in immediate danger of being disclosed in violation of this Section is entitled to the issuance of injunctive or other equitable relief by any court of competent jurisdiction. To the maximum extent permitted by applicable law, the parties hereby waive the necessity of the party seeking such injunctive or other equitable relief to post a bond or other security to obtain such relief. This Section 14 shall survive the termination of this Agreement for a period of three years.

15.	Miscellaneous
(a)
Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)
Amendments and Waivers. No amendment, modification, or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes, electronic messages, or e-mail.

(c)	Survival of Obligations. Without prejudice to Section 4(b)(i)(3), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)
Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies, and privileges provided by law.

(e)
Counterparts. This Agreement (and each amendment, modification, and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), all of which when taken together shall constitute an original.

(f)
No Waiver of Rights. A failure or delay in exercising any right, power, or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power, or privilege will not be presumed to preclude any subsequent or further exercise of that

(g)	right, power, or privilege or the exercise of any other right, power, or privilege.

(h)	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(i)	Notices.

i.
Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 8 or Section 13 may not be given by facsimile transmission or email) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:

1.	if in writing and delivered in person or by courier, on the date it is delivered;
2.	if sent by telex, on the date the recipient’s answerback is received;
3.	if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form;
4.	if sent by certified or registered mail or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or
5.	if sent by electronic messaging system or e-mail, on the date such electronic message or e-mail is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after 5:00 p.m. local time on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

ii.
Change of Address. Either party may by notice to the other change the address or facsimile number, or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

(j)
Governing Law; Forum Selection. THIS AGREEMENT WILL BE GOVEREND BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF TEXAS WHICH WOULD DIRECT THE APPLICATION OF THE

(k)
LAWS OF ANOTHER JURISDICTION OTHER THAN TEXAS. TO THE EXTENT THAT SECTION 13 HEREOF IS DETERMINED TO BE PARTIALLY OR WHOLLY INVALID, THEN THE PARTIES AGREE THAT ANY DISPUTE INITIATED BY EITHER PARTY RELATED TO OR ARISING FROM THIS AGREEMENT OR ANY TRANSACTION, INCLUDING ANY DISPUTE RELATED TO THE CONFIDENTIALITY PROVISIONS HEREOF, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN DALLAS COUNTY, TEXAS, USA.

16.	Definitions

As used in this Agreement:

“Affected Party” has the meaning specified in Section 7(a).

“Affiliate” means in relation to any party, any entity controlled, directly or indirectly, by the party, any entity that controls, directly or indirectly, the party, or any entity directly or indirectly under common control with the party. Control means ownership of ten percent (10%) or more the voting power of such entity or party.

“Alternative Floating Price Source” has the meaning specified in a Confirmation, if any.

“Business Day” means a day on which national banks or their non-U.S. equivalent are open for business in Dallas, Texas, and in the cities where the parties’ addresses are located as specified in the Schedule, but shall exclude any Saturday or Sunday.

“Consent” means and includes consent, approval, action, authorization, exemption, notice, filing, registration, or exchange control consent.

“Costs” means, with respect to a Non-Defaulting Party, brokerage fees, commissions, and other similar transaction costs and expenses reasonably incurred by the Non-Defaulting Party either in terminating any arrangement pursuant to which it has hedged its obligation or entering into new arrangement which replace a Transaction.

“Defaulting Party” has the meaning specified in Section 8(a).

“Early Termination Date” means the date determined in accordance with Section 8(a).
“Event of Default” has the meaning specified in Section 6.

“Floating Price” has the meaning specified in a Confirmation.

“Floating Price Source” has the meaning specified in a Confirmation.

“Gains” means, with respect to a Non-Defaulting Party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a Transaction, determined in a commercially reasonable manner.

“Interest Rate” means (a) with respect to a Non-Defaulting Party, a per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” and (b) with respect to a Defaulting Party, a per annum rate of interest equal to two percent (2%) over such prime lending rate; provided, however, in either case, the Interest Rate may never exceed the maximum lawful rate under applicable law.

“Losses” means with respect to a Non-Defaulting Party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a Transaction, determined in a commercially reasonably manner.

“Market Disruption Event” means, with respect to a Floating Price Source, any of the following events (the existence of which shall be determined in good faith by any party): (a) the failure of the Floating Price Source to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuance or material suspension of trading in the relevant futures contract, options contract, or commodity on the exchange of market acting as the Floating Price Source (the “Exchange”); (c) the temporary or permanent discontinuance or unavailability of any relevant Floating Price Source; (d) the imposition of trading limits by any Exchange acting as the Floating Price Source such that there are limits on the range within which the price of the relevant commodity may fluctuate in the prompt month and the closing or settlement price of such commodity on such day is at the upper or lower limit of that range; (e) a material change in the formula for or the method of determining the Floating Price; or (f) a material change in the content, composition, or constitution of the relevant commodity.

“Non-Defaulting Party” has the meaning specified in Section 8(a).

“Posting Party” has the meaning specified in Section 4(b)(iv).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Specified Entity” has the meaning specified in the Schedule.

“Termination Event” has the meaning specified in Section 7.

“Termination Payment” has the meaning specified in Section 8(c).

“Trading Day” means (a) in respect of a Transaction for which a Floating Price is a price announced or published by an exchange, a day that is a trading day on that exchange or (b) in respect of a Transaction for which a Floating Price is not a price announced or published by an exchange, a day in respect of which the relevant Floating Price Source published the relevant price.

“Transaction” means all swap, option, or other financially-settled derivative transactions between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates specified below to be effective on and after the Effective Date.

APOLLO RESOURCES INTERNATIONAL, INC.

By: /s/                      Dennis G. McLaughlin, III
Name:                      Dennis G. McLaughlin, III
Title:                      Chief Executive Officer
Date:                      January 1, 2008

“Counterparty”
ARIZONA LNG, LLC

By: /s/                      Darren L. Miles
Name:                      Darren L. Miles
Title:                      Chief Financial Officer of parent, Earth LNG, Inc.
Date:                      January 1, 2008

EXHIBIT A

FORM OF CONFIRMATION

NOTE: This Form of Confirmation is designed only for straight swaps of a single commodity. If options, swaptions, spark spreads, or other derivatives are entered into, this Form of Confirmation should be modified to fit the various terms of such derivatives.

*Swap Start Date:                                                      July 1, 2006

*Swap Termination Date:                                                      June 30, 2007

*Commodity:                                                      Natural Gas

*Notional Quantity:                                                      See Addendum

*Determination Period(s):	Calendar monthly periods, with the first Determination Period commencing on and including the Swap Start Date, and the final Determination Period ending on and including the Swap Termination Date

*Fixed Price Payor:

*Floating Price Payor:

*Fixed Price:	See Addendum

*Floating Price:

*Floating Price Source:	Inside FERC First of the Month Posting

Alternative Floating Price Source:

*Payment Date(s):	The fifth (5th) Business Day following the date on which the Cash Settlement Amount is determinable for each relevant Determination Period

Cash Settlement Amount:	For each Determination Period, a U.S. Dollar amount, payable by either Fixed Price Payor or Floating Price Payor as follows:

If the Fixed Price is greater than the Floating Price, Fixed Price Payor shall pay Floating Price Payor for the relevant Determination Period: (Notional Quantity of relevant Determining Period) x (Fixed Price – Floating Price).

If the Floating Price is greater than the Fixed Price, Floating Price Payor shall pay Fixed Price Payor for the relevant Determination Period: (Notional Quantity of relevant Determination Period) x (Floating Price – Fixed Price).

If the Fixed Price equals the Floating Price, no Cash Settlement Amount is owed by either Fixed Price Payor or Floating Price Payor.

Who Calculates the Cash
Settlement Amount:
Floating Price Payor will calculate in monthly intervals the Cash Settlement Amount within one (1) Business Day of the publication of the Floating Price and will provide written notice of such calculation to Fixed Price Payor. For the purposes of the calculation of the Floating Price, all numbers shall be rounded to three (3) decimal places. If the fourth (4th) decimal number is five (5) or greater, then the third (3rd) decimal number shall be increased by one (1), and if the fourth (4th) decimal number is less than five (5), then the third (3rd) decimal number shall remain unchanged. If Fixed Price Payor disagrees with the Cash Settlement Amount calculation made by Floating Price Payor, Fixed Price Payor must give written notice to Floating Price Payor, Fixed Price Payor must give written notice to Floating Price Payor within two (2) Business Days of receipt of the Cash Settlement Amount calculation provided by Floating Price Payor will be deemed correct in all respects. If Fixed Price Payor serves written notice of its disagreement with the calculation of the Cash Settlement Amount, such written notice must contain an explanation of why Fixed Price Payor disagrees with the calculation made by Floating Price Payor and an alternative calculation made by Fixed Price Payor. If Floating Price Payor and Fixed Price Payor are unable to agree on the calculation of the Cash Settlement Amount on or before the Payment Date, the undisputed amount will be paid by the responsible party and the disputed amount may be determined according to the arbitration provisions of Section 13 of the Master Swap Agreement. Notwithstanding anything herein to the contrary, the failure to pay the full Cash Settlement Amount as calculated by the Floating Price Payor by the Payment Date is an “Event of Default” as defined in Section 6(a) of the Master Swap Agreement.

Contractual Currency:	U.S. Dollars

SCHEDULE
to the
Master Swap Agreement

Dated as of May 1, 2006

By and between Apollo Resources International, Inc., a Delaware corporation (“Apollo”) and Arizona LNG, LLC (“Counterparty”)

Part1. Additional Definitions.

“Affiliate” shall have the meaning specified in Section 16 of this Agreement unless another meaning is specified here: ________________________________

“Specified Entity” means in relation to Apollo: _________________________;
and in relating to Counterparty ______________________________________.

Part 2. Agreement to Deliver Documents.

For the purpose of Section 5(a) of this Agreement, each party agrees to deliver the following documents, as applicable:

Party required to                                           Form/Document/                                           Date by which                                           Covered by
Deliver document                                           Certificate                                           to be delivered                                           Section 2(d)
Representation

_______________                                           ______________                                           _____________                                           Yes/     No
_______________                                           ______________                                           _____________                                           Yes/     No
_______________                                           ______________                                           _____________                                           Yes/     No
_______________                                           ______________                                           _____________                                           Yes/     No
_______________                                           ______________                                           _____________                                           Yes/     No

Part 3. Addresses for Notice.

For the purpose of this Agreement:

Address: ________________________________________________________________
Attention: _______________________________________________________________
Facsimile No.: _______________________                                                                                                           Telephone No.: ________________
E-mail address: __________________________________________________________

Address for notices or communications to Counterparty:
Address: ________________________________________________________________
Attention: _______________________________________________________________
Facsimile No.: _______________________                                                                                                           Telephone No.: ________________
E-mail address: __________________________________________________________

Part 4. Netting of Payments.

The parties elect that [either (x) all Transactions or (y) the following Transactions] shall be netted against each other pursuant to Section 4(b)(iii) of this Agreement.

Part 5. Other Provisions.

[THE REMAINDER OF THIS PAGE, INTENTIONALLY LEFT BLANK]